Exhibit 4.2

Name of Company:
XUNLEI LIMITED
XUNLEI LIMITED

Number:	Number	Common Share(s)
[cert. no. issued]	[cert. no. issued]	-[no. of shares]-

Incorporated under the laws of the Cayman Islands
Common Share(s):
-[no. of shares]-	Share capital is US$250,000 divided into
1,000,000,000 Common Shares of a par value of US$0.00025 each

Issued to:
[name of shareholder]	THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Common Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Dated
EXECUTED on behalf of the said Company on the day of 2014 by:

Transferred from:

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called XUNLEI LIMITED

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor